As filed with the Securities and Exchange Commission on September 24, 2026.
Registration No. 333-298427

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CIZZLE BRANDS CORPORATION
(Exact name of Registrant as specified in its charter)
British Columbia, Canada (Province or other Jurisdiction of Incorporation or Organization)	2000 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if applicable)
35 McCleary Court, Unit 21, Concord, Ontario L4K 3Y9, Canada
(416) 505-0929
(Address and telephone number of Registrant’s principal executive offices)
Bennett Jones (US) LLP
45 Rockefeller Plaza Suite 2602, New York, NY 10111
(212) 680-4120
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Alyse Sagalchik Alston & Bird LLP 227 West Monroe Street Suite 3900 Chicago, IL 60606 (312) 702-8700	John Celenza Chief Executive Officer Cizzle Brands Corp. 35 McCleary Court, Unit 21 Concord, ON, L4K 3Y9, Canada (416) 505-0929	Aaron Sonshine Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130 Toronto, ON M5X 1A4, Canada (416) 777-6448

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective
Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

A.   ☐
upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.   ☒
at some future date (check appropriate box below)

1.   ☐
pursuant to Rule 467(b) on (  ) at (  ) (designate a time not sooner than seven calendar days after filing).

2.   ☐
pursuant to Rule 467(b) on (  ) at (  ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (  ).

3.   ☒
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.   ☐
after the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

EXPLANATORY NOTE
This Amendment No. 1 (“Amendment No. 1”) is being filed as an exhibits-only filing solely for the purpose of (a) filing Exhibits 4.17, 4.18, 4.19 and 4.20 to this registration statement on Form F-10 (File No. 333-298427) (the “Registration Statement”), (b) filing an updated Exhibit 5.1 to the Registration Statement and (c) amending and restating the list of exhibits set forth in Part II of the Registration Statement. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”) authorizes a company to indemnify past and present directors and officers of the company and past and present directors and officers of a corporation of which the company is or was a shareholder, against liabilities incurred in connection with the provision of their services as such if the director or officer acted honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding, if he or she had reasonable grounds for believing that his or her conduct was lawful. Section 165 of the BCBCA provides that a company may purchase and maintain liability insurance for the benefit of such directors and officers.
Under the Company’s articles and subject to the provisions of the BCBCA, the Company shall indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company shall, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Under the Company’s articles and subject to any restrictions in the BCBCA, the Company may indemnify any other person, including the officers, former officers and alternate officers of the Company.
A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers against losses incurred as a result of claims against the directors and officers of the Company pursuant to the indemnity provisions under the Company’s articles and the BCBCA.
Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.
Exhibits
The following exhibits have been filed as part of the Registration Statement:
Exhibit Number	Description
4.1(1)	Annual Information Form of the Company for the year ended July 31, 2025.
4.2(1)	Audited consolidated financial statements of Cizzle Brands Ltd., being the acquirer of the Company by way of statutory three-cornered amalgamation, which closed on December 19, 2024, and the notes thereto as at and for the period from incorporation (January 10, 2024) to July 31, 2024, together with the auditor’s report thereon.
4.3(1)	Audited consolidated financial statements of the Company and the note thereto as at and for the fiscal year ended July 31, 2025, and the period from incorporation (January 10, 2024) to July 31, 2024, together with the auditor’s report thereon.
4.4(1)	Management’s discussion and analysis of the Company for the fiscal year ended July 31, 2025.
4.5(1)	Unaudited interim condensed consolidated financial statements of the Company for the three months ended October 31, 2025 and October 31, 2024.
4.6(1)	Management’s discussion and analysis of the Company as at October 31, 2025 and for the three months ended October 31, 2025.
4.7(1)	Unaudited interim condensed consolidated financial statements of the Company for the three and six months ended January 31, 2026.
4.8(1)	Management’s discussion and analysis of the Company as at January 31, 2026 and for the three and six months ended January 31, 2026.

II-1

Exhibit Number	Description
4.9(1)	Unaudited interim condensed consolidated financial statements of the Company for the three and nine months ended April 30, 2026.
4.10(1)	Management’s discussion and analysis of the Company as at April 30, 2026 and for the three and nine months ended April 30, 2026.
4.11(1)
Material change report dated October 4, 2024 in respect of the Company’s announcement that it had closed a non-brokered private placement of 937,500 Common Shares for gross proceeds of $100,000 at a price of $0.10667 per Common Share;

4.12(1)
Material change report dated October 17, 2024 in respect of the Company’s announcement of the entering into of the business combination agreement with the Acquirer setting out the terms for the Transaction.

4.13(1)	Material change report dated December 3, 2024 in respect of the Company’s announcement that it had changed its name to “Cizzle Brands Corporation” and the consolidation of its issued and outstanding Common Shares on the basis of 1.80 pre-consolidation Common Shares for every 1.00 post-consolidation Common Shares.
4.14(1)
Material change report dated December 23, 2024 in respect of the Company’s announcement that it had closed a non-brokered private placement of 312,500 Common Shares for gross proceeds of $60,000 at a price of $0.192 per Common Share.

4.15(1)	Material change report dated December 23, 2024 in respect of the Company’s announcement that it had closed the Transaction and the listing of its Common Shares on the Exchange.
4.16(1)	Material change report dated July 16, 2025 in respect of the closing of the 2025 Private Placement.
4.17(2)	Management information circular dated December 10, 2025 for the annual general meeting of shareholders.
4.18(2)	Material change report dated January 2, 2026 in respect of the completion of the acquisition of all of the issued and outstanding shares of Flow Water Inc.
4.19(2)	Share purchase agreement dated December 23, 2025 among Cizzle Brands Acquisition Inc., a wholly owned subsidiary of the Company, RI Flow Sub LLC and the Company, pursuant to which the Company indirectly acquired all of the issued and outstanding shares of Flow Water Inc.
4.20(2)
Business acquisition report of the Company dated September 18, 2026 in respect of the Company’s acquisition of the Tetra Pak beverage co-manufacturing business of Flow Water Inc. (now Cizzle Brands Manufacturing Inc.) completed on December 23, 2025.

5.1(2)	Consent of MNP LLP, independent registered public accounting firm.
6.1(1)	Power of Attorney (contained on the signature page of the Registration Statement)
7.1(1)	Form of Indenture*
107(1)	Calculation of Fee Table

*
If debt securities are offered by a prospectus supplement to this Registration Statement, a Statement of Eligibility on Form T-1 will be filed with the Commission.

(1)
Previously filed as an exhibit to the Registration Statement.

(2)
Filed herewith.

II-2

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on September 24, 2026.
CIZZLE BRANDS CORPORATION
By:
/s/ John Celenza

Name: John Celenza
Title:  Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated:
Signature	Title	Date
/s/ John Celenza John Celenza	Chief Executive Officer and Director (Principal Executive Officer)	September 24, 2026
/s/ Steven Tschirhart Steven Tschirhart	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 24, 2026
* Geoff Bedford	Director	September 24, 2026
* Michael Doolan	Director	September 24, 2026
* Nunziato Fattore	Director	September 24, 2026
* Lauri Holomis	Director	September 24, 2026
* Ndamukong Suh	Director	September 24, 2026
* David Giancoulos	Director	September 24, 2026
By: /s/ John Celenza John Celenza Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Cizzle Brands Corporation in the United States, on September 24, 2026.
PUGLISI & ASSOCIATES
as authorized representative for
Cizzle Brands Corporation
By:
/s/ Donald J. Puglisi

Name:
Donald J. Puglisi

Title:
Managing Director